Exhibit (d)(2)

                    INVESTMENT ADVISORY FEE WAIVER AGREEMENT

                             ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105


                                                         March 1, 2014


AllianceBernstein Cap Fund, Inc. - AllianceBernstein Concentrated Growth Fund 1345 Avenue of the Americas
New York, New York 10105


Dear Sirs:

            AllianceBernstein L.P. herewith confirms our agreement with you as follows:

            1. You are an open-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of March 1, 2014 (the "Advisory Agreement") , you have employed us to manage the investment and reinvestment of such assets with respect to the AllianceBernstein Concentrated Growth Fund (the "Portfolio").

            2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall waive, as provided herein, a portion of the fees payable to us pursuant to the Advisory Agreement ("Advisory Fees"). We agree that, through March 1, 2016, the Advisory Fees shall be waived from their contractual level of 1.00% to .80% of the Portfolio's average daily net assets payable monthly at an annualized rate.

            3. Nothing in this Agreement shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Agreement during any time period before or after March 1, 2016 nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after March 1, 2016 or, except as expressly set forth herein, prior to such date.

            4. This Agreement shall become effective on the date hereof and remain in effect until March 1, 2016 and shall continue thereafter from year to year unless otherwise terminated by us upon 60 days notice prior to March 1, 2016 or the date of any subsequent yearly continuation of this Agreement.

            5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

            If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                                Very truly yours,

                                                ALLIANCEBERNSTEIN L.P.

                                                By: /s/ Emilie D. Wrapp
                                                    ---------------------------
                                                        Emilie D. Wrapp
                                                        Assistant Secretary



Agreed to and accepted as of the date first set forth above.

ALLIANCEBERNSTEIN CAP FUND, INC.

By: /s/ Eric C. Freed
    ------------------------
        Eric C. Freed
        Assistant Secretary